Exhibit 99.1

Lakeland Bancorp Reports Receipt of $59,000,000 from U.S. Treasury in Capital Purchase Program

Oak Ridge, New Jersey – February 9, 2009 –Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland”) reported the receipt on Friday, February 6, 2009 of a $59,000,000 investment by the U.S. Department of Treasury. The investment is part of the Treasury’s Capital Purchase Program and is in the form of preferred stock.

Lakeland had received preliminary approval of the Treasury’s investment in December, 2008. In order to close on the investment, Lakeland needed to obtain shareholder approval to amend its certificate of incorporation to provide for the issuance of preferred stock. At its special meeting on January 28, 2009, Lakeland received shareholder approval to issue preferred stock, from which 59,000 shares of preferred stock were issued to the Treasury. As part of the investment, Lakeland issued the Treasury warrants to purchase 949,571 shares of its common stock at an exercise price of $9.32 per share. The warrants are exercisable for a period of 10 years.

“We look forward to putting our new capital to use by providing conservatively underwritten loans to individuals and business owners in the communities and neighborhoods that we have served for the past forty years,” said Thomas J. Shara, President and CEO of Lakeland.

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $2.6 billion and forty-nine (49) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

FORWARD-LOOKING STATEMENTS

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.